Exhibit 3.7
CERTIFICATE OF CORRECTION
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
AMGEN INC.
A Delaware Corporation
Amgen Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:
1.	The name of the Company is Amgen Inc.
2.	A Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on January 9, 2006 and such Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.
3.	The inaccuracies or defects of such Certificate of Incorporation to be corrected are as follows:
a.	Article SEVENTH contains a typographical error, inaccurately using the term “maybe” instead of accurately using the term “may”.
b.	Certain paragraphs of Article EIGHTH are incorrectly numbered as follows:
i.	The second paragraph of Article EIGHTH is incorrectly numbered as “1.” and should not be numbered;
ii.	The third paragraph of Article EIGHTH is incorrectly numbered as “2.” instead of correctly numbered as “1.”;
iii.	The fourth paragraph of Article EIGHTH is incorrectly numbered as “3.” instead of correctly numbered as “2.”;
iv.	The fifth paragraph of Article EIGHTH is incorrectly numbered as “4.” instead of correctly numbered as “3.”;
v.	The sixth paragraph of Article EIGHTH is not numbered but should be numbered as “4.”.

Exhibit 3.7
c.	Clause (a) (1) (iv) of Article NINTH contains a typographical error, inaccurately using the term “or” instead of accurately using the term “of”.
4.	The Certificate of Incorporation is hereby corrected as follows:
a.	Article SEVENTH is replaced in its entirety with the following:
“SEVENTH: This corporation reserves the right at any time and from time to time to amend, alter, change, or appeal any provisions contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by or pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.”
b.	Article EIGHTH is replaced in its entirety with the following:
“EIGHTH: All the powers of this corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors, who shall have full control over the affairs of this corporation.
In furtherance and not in limitation of the powers conferred by law and by this Certificate of Incorporation, the Board of Directors is hereby expressly authorized:
1.	To make, amend, repeal, or otherwise alter the Bylaws of this corporation, without any action on the part of the stockholders; provided, however, that any Bylaws made by the directors and any and all powers conferred by any of said Bylaws may be amended, altered, or repealed by the stockholders.
2.	To fix, determine, and vary the amount to be reserved or maintained for any proper purpose, and to fix the times for the declaration and payment of dividends.

3.	To transfer all or any part of the assets of this corporation by way of mortgage, or in trust or in pledge, to secure indebtedness of this corporation, without any vote or consent of stockholders, and to authorize and to cause to be executed instruments evidencing any and all such transfers.

Exhibit 3.7
4.	To sell, lease, or exchange any part less than all or less than substantially all of the property and assets, including good will and corporate franchises, of this corporation upon such terms and conditions as the Board of Directors may deem expedient for the best interests of this corporation, without any authorization, affirmative vote, or written consent or other action of the stockholders or any class thereof.”
c.	Clause (a) (1) (iv) of Article NINTH is replaced in its entirety with the following:
“(iv) any reclassification of securities (including any reverse stock split) or recapitalization of this corporation, or any merger or consolidation of this corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of this corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; or”
5.	All other provisions of the Certificate of Incorporation remain unchanged.
[Signature Page Follows]

Exhibit 3.7
IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed as of the 13th day of May 2010.

AMGEN INC.
By:	/s/ Andrea A. Robinson
Andrea A. Robinson
Assistant Secretary and Associate General Counsel